SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)

                                  Cherokee Inc.

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                                (Name of Issuer)

                     Common Stock, $.02 Par Value Per Share

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                         (Title of Class of Securities)


                                    16444H102

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                      (CUSIP Number of Class of Securities)


                                December 31, 2002

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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)

CUSIP NO. 16444H102                                                 Page 2 of 11
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1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
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2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)
    (b)[X] Reporting person is affiliated with other persons
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3)  SEC Use Only
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4)  Citizenship Or Place Of Organization:  Delaware
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                           5) Sole Voting Power:
NUMBER OF SHARES                   150,300 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   150,300 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
       150,300 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.8% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

CUSIP NO. 16444H102                                                 Page 3 of 11
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P.I  13-3953291
--------------------------------------------------------------------------------
2)  Check the Appropriate Box If a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   186,200 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   186,200 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       186,200 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
    See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.2% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP NO. 16444H102                                                 Page 4 of 11
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
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2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   88,500 Shares
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   88,500 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       88,500 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO. 16444H102                                                 Page 5 of 11
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital Management, LLC 22-3215653
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
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4)  Citizenship or Place of Organization:  New York
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                           5) Sole Voting Power:
NUMBER OF SHARES                   8,000 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   8,000 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       8,000 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 16444H102                                                 Page 6 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital Management, LLC 13-4018186
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   336,500 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   336,500 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       336,500 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       4.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
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(1)      Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.

CUSIP NO. 16444H102                                                 Page 7 of 11
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   88,500 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   88,500 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       88,500 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 16444H102                                                 Page 8 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Nelson Obus
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  United States of America
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   8,000 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   8,000 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       8,000 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person IN
--------------------------------------------------------------------------------

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

This Amendment No. 2 amends and restates in its entirety the Statement of Beneficial Ownership on Schedule 13G, Amendment No. 1, filed with the Securities and Exchange Commission on February 12, 2003, by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P. and Nelson Obus with respect to the shares of common stock, par value $0.02 per share, of Cherokee Inc., a Delaware corporation with its principal executive offices located at 6835 Valjean Avenue, Van Nuys, CA 91406.

ITEM 1(a).  Name of Issuer:

            Cherokee Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            6835 Valjean Avenue, Van Nuys, CA  91406
            --------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            --------------------------------------------------------------------
            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
            --------------------------------------------------------------------
            Channel Partnership II, L.P. ("Channel")
            --------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            --------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            --------------------------------------------------------------------
            Nelson Obus ("Obus")
            --------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

            450 Seventh Avenue, Suite 509, New York, NY 10123
            --------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            Partners and Partners I are Delaware Limited Partnerships
            --------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            --------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            --------------------------------------------------------------------
            Channel is a New York Limited Partnership
            --------------------------------------------------------------------
            Obus is a citizen of the United States of America
            --------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

            Common Stock, $.02 Par Value Per Share
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:16444H102

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons:  433,000 Shares
(b) Percent of class:  5.2 % of Common Stock
(c) Number of shares as to which the reporting persons have:

         (i)   sole power to vote or to direct the vote:
                  433,000 Shares

         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:

                  433,000 Shares

         (iv)  shared power to dispose or to direct the disposition

----
ITEM 5.     Ownership of five percent or less of a class.

                Not applicable.

ITEM 6.     Ownership of more than five percent on behalf of another person.

                Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

               Not applicable.

ITEM 8.     Identification and classification of members of the group.

            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.

               Not applicable.

ITEM 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 18, 2003

                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By:/s/ Nelson Obus
                                       ----------------------------------
                                           Nelson Obus, Managing Member


                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By:/s/ Nelson Obus
                                       -----------------------------------
                                           Nelson Obus, Managing Member


                           WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                           By:      Wynnefield Capital, Inc.

                                    By:/s/ Nelson Obus
                                    --------------------------------------
                                          Nelson Obus, President


                           CHANNEL PARTNERSHIP II, L.P.


                           By:/s/ Nelson Obus
                           --------------------------------------
                                Nelson Obus, General Partner

                           /s/ Nelson Obus
                           --------------------------------------
                           Nelson Obus, Individually


                           WYNNEFIELD CAPITAL MANAGEMENT, LLC

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                    Nelson Obus, Managing Member


                           WYNNEFIELD CAPITAL, INC.

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                Nelson Obus, President